EXHIBIT 99.1

O.I. Corporation Announces Results for

First Quarter 2008 and Second Quarter Dividend

College Station, Texas, May 7, 2008 - O.I. Corporation (NASDAQ: OICO) today announced its results for the three months ended March 31, 2008, along with a second quarter dividend.

For the First Quarter Ended March 31, 2008

Revenue decreased to $7,327,000 for the first quarter of 2008, compared to $7,342,000 for the same period of the prior year. Net income for the quarter totaled $240,000, compared to a net loss of $362,000 for the first quarter of 2007. O.I. recorded diluted earnings per share of $0.09 in the first quarter of 2008, compared to diluted loss per share of $0.13 during the same period of 2007.

Bruce Lancaster, Chief Executive Officer and Chief Financial Officer commented:

"I am very pleased to report a 27.6% growth in sales of our core laboratory products during the first quarter of 2008 as compared to the same period for 2007. Overall, sales remained level when compared to 2007 because of last year's strong first quarter MINICAMS® products sales. Although we do not currently have any major contracts for MINICAMS in hand, we believe that the domestic and international prospects beyond 2008 look promising, driven in large part by additional demilitarization plants to be built in the United States in upcoming years and the increasing international efforts to dispose of old chemical warfare agent munitions. Our challenge for 2008 is to overcome the anticipated short-term decline in MINICAMS revenues through sales growth in our laboratory products business. We met this objective in the first quarter and enter the second quarter with a strong backlog.

"Our laboratory products sales growth allowed us to generate a profit of $240,000 for the first quarter of 2008. Due to non-recurring expenses associated with last year's stock option investigation, we lost money in the first quarter of 2007 but have generated a profit in each subsequent quarter.

"I am also pleased to announce that we have entered into a three-year credit agreement with JPMorgan Chase Bank providing a $6 million line of credit. While we currently have no bank debt outstanding, this line of credit will provide additional liquidity to support our working capital needs in the event we find a suitable acquisition opportunity."

Don Segers, President and Chief Operating Officer, stated:

"Our recent emphasis on sales of our core laboratory products, as well as increased domestic demand, drove our laboratory product sales growth in the first quarter. While we are pleased with this growth, we had a high level of shipments at the end of the quarter that were deferred into the second quarter. Without these deferrals, net revenues would have been approximately 5% higher. We are confident that our expanded sales efforts led by our new leadership team will continue to generate increased revenues over the balance of the year.

"To facilitate sales growth in gas chromatography products, our largest selling product line, we recently announced a strategic alliance with DANI Instruments, S.p.A., which will allow us to begin selling DANI's sample-introduction and detector accessories on a world-wide basis. This alliance should add incremental revenues beginning in the second half of 2008.

"Our R&D efforts which we believe will promote longer term sales growth are on track. We continue our efforts to develop a novel electrochemical oxidation method for our total organic carbon analyzers, which, if successful, should allow us to expand into new process applications. Additionally, having completed a new enhanced design of the ion-CCD detector for our mass-spectrometer project, we are now working toward commercialization of this technology. A working prototype of our ion-CCD mass spectrometer was displayed at Pittcon 2008, the analytical instrument industry's largest trade show, and generated a great deal of interest. These efforts are expected to begin producing revenues by the end of the year.

"During the first quarter, we repurchased approximately 12,000 shares of our common stock on the open market under our 2006 Stock Repurchase Plan. Though our repurchases are limited by various regulatory criteria, we expect to continue our stock repurchases during the coming quarter as we believe that our stock will provide positive long-term value."

O.I. CORPORATION

FINANCIAL HIGHLIGHTS

(in thousands, except earnings per share amounts)

	Three Months Ended March 31
	2008	2007
Net revenues	$7,327	$7,342
Income/(Loss) before income taxes	$320	$(464)
Provision/(Benefit) for income taxes	$80	$(102)
Net income/(Loss)	$240	$(362)

Basic earnings/(loss) per share	$0.09	$(0.13)
Diluted earnings/(loss) per share	$0.09	$(0.13)

Second Quarter Dividend

The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.05 per common share payable on May 30, 2008 to shareholders of record at the close of business on May 14, 2008.

About O.I. Corporation:

O.I. Corporation, dba O.I. Analytical, develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases. Providing products used to digest, extract, and separate components of chemical mixtures, the Company designs application-specific solutions for various industries including environmental testing, defense, and petrochemical. Headquartered in College Station, Texas, the Company's products are sold worldwide.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can sometimes be identified by our use of forward-looking words such as "may", "will," "anticipate," "believe," "expect," "project," or "intend". All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

Copies of our filings with the Securities and Exchange Commission are available at www.sec.gov and at www.oico.com. Please refer to "Part 1, Item 1A - Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2007, for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Visit the Company's worldwide web site at:

http://www.oico.com

Investor Relations:

Bruce Lancaster

Chief Executive Officer &

Chief Financial Officer

979.690.1711